Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc. Patty Eisenhaur (951) 493-5611
WATSON PHARMACEUTICALS REPORTS
FOURTH QUARTER AND FULL YEAR 2007 RESULTS;
PROVIDES 2008 OUTLOOK
Fourth Quarter 2007:
Total Net Revenue of $627 Million;
GAAP EPS $0.34; Adjusted EPS $0.35
Fiscal Year 2007:
Total Net Revenue Reaches $2.50 Billion;
2007 GAAP EPS $1.27; 2007 Adjusted EPS $1.37
CORONA, CA — February 20, 2008 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported fourth quarter and full year 2007 financial results for its fiscal year ended December 31, 2007 and provided an outlook on its business for 2008.
Fourth Quarter 2007 Results
     Net revenue for the fourth quarter 2007 was $627.3 million and net income was $38.4 million, or $0.34 per diluted share. Excluding special items as detailed in the reconciliation table below, adjusted net income for the fourth quarter was $39.7 million, or $0.35 per diluted share. Adjusted EBITDA for the fourth quarter 2007 was $136.9 million and cash flow from operations was $171.5 million. Cash and marketable securities were $216.4 million as of December 31, 2007.
Full Year 2007 Results
     For the year ended December 31, 2007, total net revenue increased to $2.50 billion, as compared to $1.98 billion for 2006. The company recorded net income for 2007 of $141.0 million, or $1.27 per diluted share, compared to a net loss of $445.0 million, or a loss of $4.37 per diluted share, for 2006. On an adjusted basis, as detailed in the attached reconciliation table, net income for 2007 was $152.0 million, or $1.37 per diluted share, as compared to adjusted net income of $111.0 million, or $1.02 per diluted share, for the same period of 2006. Watson’s 2006 results include two months of contribution from Andrx, which was acquired in November 2006. Adjusted EBITDA was $545.4 million and cash flow from operations was $427.2 million.

     “We are pleased with the solid 2007 performance across all of Watson’s divisions, particularly the progress made in expanding both our brand and generic product pipelines,” began Paul Bisaro, Watson’s President and Chief Executive Officer. “We filed 21 ANDAs with the FDA and completed pivotal studies on two exciting new brand products: silodosin for BPH and oxybutynin topical gel for overactive bladder. In addition, in early 2008 FDA accepted our NDA filing for silodosin.”
     “We continue to make strides on our strategic initiatives aimed at improving our overall cost structure and enhancing operating efficiencies,” continued Mr. Bisaro. “In 2007, we achieved more than $30 million in cost savings which resulted from the closure and sale of our Puerto Rico and Phoenix manufacturing facilities, respectively. In addition, our Goa, India facility received FDA clearance to manufacture products for the U.S. market, and we recently shipped our first product made at that facility to the United States. These efforts to improve operating efficiencies will continue in 2008 and beyond, and include the decision to close our Carmel, New York manufacturing facilities by the end of 2010.”
     “We will continue to build on the momentum we have generated. Our management team and employees recognize the challenges and opportunities in front of us and are committed to drive earnings growth and maximize shareholder value for years to come,” concluded Mr. Bisaro.

Fourth Quarter and Full Year 2007 Business Segment Results
Generic Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2007	2006	2007	2006
Generic Segment Contribution
Product sales	$343,733	$412,760	$1,408,885	$1,501,251
Other revenue	30,157	8,624	92,991	15,725

Net revenue	373,890	421,384	1,501,876	1,516,976
Cost of sales	223,967	300,313	917,863	1,059,234

Gross profit	149,923	121,071	584,013	457,742

Gross margin	40.1%	28.7%	38.9%	30.2%

Research and development	25,390	26,593	102,426	83,551
Selling and marketing	13,586	13,762	55,350	52,882

Segment contribution	$110,947	$80,716	$426,237	$321,309

Segment margin	29.7%	19.2%	28.4%	21.2%
     Generic product sales for the fourth quarter of 2007 decreased $69.0 million to $343.7 million, primarily related to the loss of revenue from oxycodone HCl controlled-release tablets. This was offset by new product launches in 2007 of bupropion hydrochloride extended-release 300mg, fentanyl transdermal patch, and TiliaTM Fe.
     Generic other revenue increased $21.5 million to $30.2 million, due primarily to the addition of royalties from Sandoz’s sales of metoprolol succinate extended-release tablets 50mg and GlaxoSmithKline’s sales of Wellbutrin XL® 150mg.
     Gross margin for the Generic segment increased from 29 percent in the fourth quarter 2006 to 40 percent in the fourth quarter 2007 due to the increase in other revenue, an improvement in product mix and enhanced operational efficiencies.
     For the full year 2007, Generic segment product sales decreased 6 percent or $92.4 million to $1.41 billion compared to $1.50 billion for 2006, due primarily to the loss of revenue from oxycodone HCl controlled-release tablets and lower sales of pravastatin sodium tablets.
     Generic other revenue increased $77.3 million to $93.0 million for 2007, due primarily to the addition of royalties from Sandoz’s sales of metoprolol succinate extended-release tablets and GlaxoSmithKline’s sales of Wellbutrin XL® 150mg.
     Generic segment gross margin increased from 30 percent in 2006 to 39 percent in 2007, due to the increase in other revenue, improved product mix and enhanced operational efficiencies.
     During 2007, Watson submitted 21 ANDAs with the U.S. Food and Drug Administration (FDA). Watson currently has approximately 60 ANDAs on file with the FDA.

Brand Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2007	2006	2007	2006
Brand Segment Contribution
Product sales	$94,106	$97,239	$375,202	$354,070
Other revenue	15,232	9,743	53,520	15,402

Net revenue	109,338	106,982	428,722	369,472
Cost of sales	25,814	27,595	99,913	92,184

Gross profit	83,524	79,387	328,809	277,288

Gross margin	76.4%	74.2%	76.7%	75.0%
Research and development	10,435	14,021	42,367	47,472
Selling and marketing	28,664	27,071	108,061	112,258

Segment contribution	$44,425	$38,295	$178,381	$117,558

Segment margin	40.6%	35.8%	41.6%	31.8%
     Brand product sales for the fourth quarter of 2007 decreased 3 percent or $3.1 million to $94.1 million, primarily due to lower sales of INFeD® and Ferrlecit®. Other revenue increased $5.5 million to $15.2 million, due to increased revenue from the co-promotion of AndroGel® and other promoted products.
     Gross margin for the Brand segment increased from 74 percent in the fourth quarter 2006 to 76 percent in the fourth quarter 2007, due to the increase in other revenue and improved manufacturing costs.
     For the full year 2007, Brand product sales increased 6 percent or $21.1 million to $375.2 million compared to $354.1 million for 2006 due primarily to increased sales of Trelstar® and Androderm®.
     Brand other revenue increased $38.1 million to $53.5 million for 2007, due to increased revenue from the co-promotion of AndroGel® and other promoted products.
     Brand segment gross margin for 2007 increased from 75 percent to 77 percent, due to the increase in other revenue and improved manufacturing costs.
     During the fourth quarter 2007, Watson submitted a New Drug Application (NDA) with FDA for silodosin, a new chemical entity under development for the treatment of the signs and symptoms of benign prostatic hyperplasia. Watson’s application was accepted for filing by FDA on February 11, 2008. The Company also recently completed the Phase 3 program on its topical gel formulation of oxybutynin for overactive bladder. Watson remains on track to submit an NDA to FDA in mid 2008. Finally, Debiopharm, Watson’s development partner on Trelstar®, completed the Phase 3 program for its six-month formulation of Trelstar®, an investigational product for the treatment of advanced prostate cancer. Pending a final analysis of the data, Watson expects Debiopharm to file an NDA for the Trelstar® six-month formulation in the second half of 2008.

Distribution Segment Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited; $ in thousands)	2007	2006*	2007	2006*
Distribution Segment Contribution
Net revenue	$144,107	$92,796	$566,053	$92,796
Cost of sales	123,397	82,065	486,980	82,065

Gross profit	20,710	10,731	79,073	10,731

Gross margin	14.4%	11.6%	14.0%	11.6%
Selling and marketing	12,777	8,409	52,023	8,409

Segment contribution	$7,933	$2,322	$27,050	$2,322

Segment margin	5.5%	2.5%	4.8%	2.5%

*	Represents two months of operations in 2006 following the acquisition of Andrx.
     Distribution segment net revenue for the fourth quarter of 2007 was $144.1 million, an increase of 11 percent from $129.9 million reported in the third quarter 2007. The increase was due primarily to the distribution of new products launched by generic companies, including the launch of a generic version of Wyeth’s Protonix®.
     Gross margin for the Distribution segment increased from 13 percent in the third quarter 2007 to 14 percent in the fourth quarter 2007, reflecting an improved product mix.
     For the full year 2007, Distribution segment net revenue was $566.1 million and segment gross margin for the full year was 14 percent.
2008 Financial Outlook
     Watson’s estimates are based on the Company’s actual results for 2007, and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.
     Watson estimates total net revenue for the full year of 2008 at approximately $2.5 billion.

Net Revenue Estimates by Segment
For the Twelve Months Ending December 31, 2008

Generic Segment	$1.45 - $1.55 Billion
Brand Segment	$420 - $440 Million
Distribution Segment	$580 - $610 Million
     Research and development investment for 2008 is expected to be $160 to $170 million. Selling, general and administrative expenses for 2008 are expected to be $420 to $440 million. Amortization expense for 2008 is expected to be approximately $80 million.
     In 2008, the Company expects to incur pre-tax costs associated with the planned closure of its Carmel, NY manufacturing facilities of approximately $34 million which includes accelerated depreciation, severance, retention and other related plant closure costs. The Company also expects to incur $8 million of licensing and debt repurchase charges. These charges are excluded from Watson’s 2008 adjusted earnings per diluted share forecast as detailed in Table 6 below.
     For 2008, the Company expects GAAP earnings per diluted share to be between $1.68 to $1.78 and adjusted earnings per diluted share to be between $1.90 and $2.00. Excluding special items as detailed in the EBITDA reconciliation table below, adjusted EBITDA is expected to be between $555 and $575 million.
Webcast and Conference Call Details
     Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss fourth quarter and full year 2007 results, projections for 2008 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 32008884. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Standard Time, February 29, 2008. To access the live webcast, go to Watson’s Investor Relations website at http://ir.watson.com.
About Watson Pharmaceuticals, Inc.
     Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.
     For press release and other company information, visit Watson Pharmaceuticals’ website at http://www.watson.com.

Forward-Looking Statement
     Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful integration of strategic transactions; the ability to timely resolve with FDA the pending Official Action Indicated status of the Davie, Florida manufacturing facility; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
Wellbutrin XL® is a registered trademark of GlaxoSmithKline.
AndroGel® is a registered trademark of Unimed Pharmaceuticals, Inc., a wholly-owned subsidiary of Solvay Pharmaceuticals, Inc.
Protonix® is a registered trademark of Wyeth Pharmaceuticals Inc.

The following table presents Watson’s results of operations for the three and twelve months ended
December 31, 2007 and 2006:
Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenues	$627,335	$621,162	$2,496,651	$1,979,244
Cost of sales (excludes amortization, presented below)	373,178	409,973	1,504,756	1,233,483

Gross profit	254,157	211,189	991,895	745,761

Operating expenses:
Research and development	35,825	40,614	144,793	131,023
Selling, general and administrative	108,284	103,069	421,151	305,060
Amortization	44,158	42,117	176,409	163,710
In-process research and development	—	497,800	—	497,800
Net loss (gain) on asset sales and impairments	—	3,283	(6,118)	70,264

Total operating expenses	188,267	686,883	736,235	1,167,857

Operating income (loss)	65,890	(475,694)	255,660	(422,096)

Non-operating (expense) income, net:
Loss on early extinguishment of debt	(1,143)	—	(5,553)	(525)
Interest income	2,190	5,652	8,886	28,418
Interest expense	(8,997)	(11,645)	(44,473)	(22,082)
Other income	1,878	485	9,764	5,336

Total non-operating (expense) income, net	(6,072)	(5,508)	(31,376)	11,147

Income (loss) before income taxes	59,818	(481,202)	224,284	(410,949)
Provision for income taxes	21,415	7,759	83,254	34,056

Net income (loss)	$38,403	$(488,961)	$141,030	$(445,005)

Diluted earnings (loss) per share	$0.34	$(4.80)	$1.27	$(4.37)

Diluted weighted average shares outstanding	117,374	101,892	117,039	101,761

The following table presents Watson’s Condensed Consolidated Balance Sheets as of December 31, 2007 and 2006:
Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$204,554	$154,171
Marketable securities	11,799	6,649
Accounts receivable, net	267,117	384,692
Inventories	490,601	517,236
Other current assets	199,705	198,928
Property and equipment, net	688,185	697,415
Investments and other assets	118,401	131,725
Product rights and other intangibles, net	603,697	779,284
Goodwill	876,449	890,477

Total Assets	$3,460,508	$3,760,577

Liabilities & Stockholders’ Equity
Current liabilities	$444,927	$689,929
Long-term debt	899,408	1,124,145
Deferred income taxes and other liabilities	266,708	266,115
Stockholders’ equity	1,849,465	1,680,388

Total liabilities and stockholders’ equity	$3,460,508	$3,760,577

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2007 and 2006:
Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Twelve Months Ended
	December 31,
	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$141,030	$(445,005)

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	253,559	218,346
Non-cash impairment charges	4,499	70,264
Deferred income tax benefit	(6,250)	(24,688)
Provision for inventory reserve	46,853	29,777
Restricted stock and stock option compensation	14,244	13,336
In-process research and development	—	497,800
Other adjustments to reconcile net income to net cash provided	(9,010)	(4,762)
Changes in assets and liabilities:
Accounts receivable, net	120,575	66,172
Inventories	(25,093)	(53,682)
Accounts payable and accrued expense	(117,751)	116,709
Income taxes payable	7,703	(9,094)
Other assets and liabilities	(3,181)	(3,808)

Total adjustments	286,148	916,370

Net cash provided by operating activities	427,178	471,365

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(75,870)	(45,028)
Acquisition of business, net of cash acquired	—	(1,558,322)
Additions to marketable securities and long-term investments	(8,451)	(18,835)
Proceeds from sale of marketable securities and investments	4,113	158,185
Other investing activities, net	15,916	44,581

Net cash used in investing activities	(64,292)	(1,419,419)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	650,000
Payments on term loan, current debt and other long-term liabilities	(329,532)	(23,363)
Proceeds from stock plans	16,160	8,137
Other	869	—

Net cash (used in) provided by financing activities	(312,503)	634,774

Net increase (decrease) in cash and cash equivalents	50,383	(313,280)
Cash and cash equivalents at beginning of period	154,171	467,451

Cash and cash equivalents at end of period	$204,554	$154,171

The following table presents a reconciliation of reported net income and diluted earnings per diluted share to adjusted net income and earnings per share for the three and twelve months ended December 31, 2007 and 2006:
Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP to adjusted net income calculation
Reported GAAP net income (loss)	$38,403	$(488,961)	$141,030	$(445,005)
Adjusted for:
In-process research and development	—	497,800	—	497,800
Acquisition charges	1,494	12,288	12,782	12,477
(Gain) loss on sale of assets	—	149	(13,089)	(3,546)
Non-cash impairment charges	132	3,283	4,631	70,264
Early extinguishment of debt	1,143	—	5,553	525
Legal settlements	(800)	10,250	7,858	10,250
Income taxes	(704)	(7,512)	(6,716)	(31,781)

Adjusted net income	39,668	27,297	152,049	110,984
Add: Interest expense on CODES, net of tax	1,873	1,876	7,779	7,361

Adjusted net income, adjusted for interest on CODES	$41,541	$29,173	$159,828	$118,345

Diluted earnings per share — GAAP

Diluted earnings (loss) per share — GAAP	$0.34	$(4.80)	$1.27	$(4.37)

Basic weighted average common shares outstanding	102,608	101,892	102,273	101,761
Effect of dilutive securities:
Conversion of CODES	14,357	—	14,357	—
Dilutive stock options	409	—	409	—

Diluted weighted average common shares outstanding	117,374	101,892	117,039	101,761

Diluted earnings per share — Adjusted

Diluted earnings per share — Adjusted	$0.35	$0.25	$1.37	$1.02

Basic weighted average common shares outstanding	102,608	101,892	102,273	101,761
Effect of dilutive securities:
Conversion of CODES	14,357	14,357	14,357	14,357
Dilutive stock options	409	222	409	234

Diluted weighted average common shares outstanding	117,374	116,471	117,039	116,352

The following table presents a reconciliation of reported net income for the three and twelve months ended December 31, 2007 and 2006 to adjusted EBITDA:
Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP net income (loss)	$38.4	$(489.0)	$141.0	$(445.0)
Plus:
Interest expense	9.0	11.6	44.5	22.1
Interest income	(2.2)	(5.6)	(8.9)	(28.4)
Provision for income taxes	21.4	7.8	83.2	34.1
Depreciation	20.2	17.6	77.2	54.6
Amortization	44.2	42.1	176.4	163.7

EBITDA	131.0	(415.5)	513.4	(198.9)

Adjusted for:
Non-cash impairment charges	0.1	3.3	4.6	70.3
Share-based compensation	3.9	3.6	14.2	13.3
Acquisition related charges	1.5	12.3	12.8	12.4
Litigation charge	(0.8)	10.3	7.9	10.3
Loss on early extinguishment of debt	1.2	—	5.6	0.5
In-process research and development	—	497.8	—	497.8
Loss (gain) on sales of assets	—	0.1	(13.1)	(3.5)

Adjusted EBITDA	$136.9	$111.9	$545.4	$402.2

     The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2008 to adjusted net income and adjusted earnings per diluted share:
Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Adjusted Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months
	Ending December 31, 2008
	Low	High
GAAP to adjusted net income calculation
GAAP net income	$190.3	$202.0
Adjusted for:
Licensing charges	6.0	6.0
Global supply chain initiative	34.0	34.0
Loss on early extinguishment of debt	1.9	1.9
Income taxes	(16.2)	(16.2)

Adjusted net income	216.0	227.8
Add: Interest expense on CODES, net of tax	7.7	7.7

Adjusted net income, adjusted for interest on CODES	$223.8	$235.5

Diluted earnings per share

Diluted earnings per share — GAAP	$1.68	$1.78

Diluted earnings per share — Adjusted	$1.90	$2.00

Diluted weighted average common shares outstanding	117.7	117.7

     The reconciliation table is based in part on management’s estimate of net income for the year ending December 31, 2008. Watson expects certain known GAAP charges for 2008, as presented in the schedule above. Other GAAP charges that may be excluded from adjusted net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

     The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2008 to adjusted EBITDA:
Table 7
Watson Pharmaceuticals, Inc.
Forecasted Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Forecast for Twelve Months
	Ending December 31, 2008
	Low	High
GAAP net income	$190.3	$202.0
Plus:
Interest expense	28.2	28.2
Interest income	(7.5)	(6.6)
Provision for income taxes	119.7	127.1
Depreciation (includes accelerated depreciation)	95.6	95.6
Amortization	80.8	80.8

EBITDA	507.0	527.0

Adjusted for:
Global supply chain initiative	23.4	23.4
Share-based compensation	16.7	16.7
Licensing charges	6.0	6.0
Loss on early extinguishment of debt	1.9	1.9

Adjusted EBITDA	$555.0	$575.0

     The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2008. Watson expects certain known GAAP charges for 2008, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.